Exhibit 23.1
Consent of Independent Auditor
The Board of Directors
Hong Kong Fly International Health Care Limited:
We consent to the incorporation by reference in Registration Statement Nos. 333-149250, 333-143789, 333-140078, 333-121957 and 333-130447 on Form S-3 of BMP Sunstone Corporation and Registration Statement Nos. 333-143740 and 333-134572 on Form S-8 of BMP Sunstone Corporation of our report dated April 3, 2008, with respect to the consolidated balance sheets of Hong Kong Fly International Health Care Limited and subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended, which report appears in the Form 8-K/A of BMP Sunstone Corporation dated April 14, 2008. Our report contains an explanatory paragraph that states (i) on February 18, 2008, BMP Sunstone Corporation, formerly known as Beijing Med-Pharm Corporation, consummated the acquisition of the remaining 51% of the equity interest in the Company, which was not previously owned and (ii) the consolidated financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.
/s/ KPMG Huazhen
Beijing, the People’s Republic of China
April 14, 2008

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